DREYFUS PREMIER MUNICIPAL BOND FUND

ARTICLES OF AMENDMENT

DREYFUS PREMIER MUNICIPAL BOND FUND (the “Trust”), a business trust formed by an Agreement and Declaration of Trust dated June 4, 1986, as amended, pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST: The Agreement and Declaration of Trust of the Trust is hereby amended by striking out Article I, Section 1 and inserting in lieu thereof the following:

“Section 1. Name. This Trust shall be known as
‘Dreyfus Municipal Bond Opportunity Fund’.”

SECOND: The amendment to the Agreement and Declaration of Trust herein made was duly approved by at least a majority of the Trustees of the Trust at a meeting held on July 22, 2008 pursuant to Article IX, Section 8 of the Agreement and Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus Premier Municipal Bond Fund has caused these Articles to be signed in its name and on its behalf by the undersigned Trustees.

DREYFUS PREMIER MUNICIPAL BOND FUND

/s/ Joseph S. DiMartino

Joseph S. DiMartino, Trustee

/s/ Clifford L. Alexander, Jr.

Clifford L. Alexander, Jr., Trustee

/s/ David W. Burke

David W. Burke, Trustee

/s/ Peggy C. Davis

Peggy C. Davis, Trustee

/s/ Diane Dunst

Diane Dunst, Trustee

/s/ Ernest Kafka

Ernest Kafka, Trustee

/s/ Nathan Leventhal

Nathan Leventhal, Trustee

/s/ Daniel Rose

Daniel Rose, Trustee

/s/ Warren B. Rudman

Warren B. Rudman, Trustee